Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements Nos. 333-62704, 333-62706, 333-117591, 333-135257, 333-135258 and 333-135259 on Form S-8 of CenterState Banks of Florida, Inc. of our report dated March 6, 2008 with respect to the consolidated financial statements of CenterState Banks of Florida, Inc., and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of CenterState Banks of Florida, Inc. for the year ended December 31, 2007.

Crowe Chizek and Company LLC

Fort Lauderdale, Florida

March 6, 2008